Filed Pursuant to Rule 433
Registration No. 333-135656

July 19, 2007
Relating to Preliminary Prospectus Supplement Dated July 17, 2007

Summary of Final Terms

Issue	STRUCTURED REPACKAGED ASSET-BACKED TRUST SECURITIES (STRATSSM)
Issuer	STRATS SM Trust for BNSF Funding Trust I Securities, Series 2007-2
Principal Amount ($)	$ 31,047,000
Shares	1,241,880
Pass-Through Rate	7.00 % per annum until the Rate Conversion Date; thereafter the Pass-Through Rate will convert to a floating rate as defined in the Prospectus Supplement
Par	$25.00
Anticipated Ratings (S&P)	BBB- by S&P
CUSIP	78478U201
Expected Listing	NYSE
Distribution Dates	Semi-annually on the 15th day of January and July , until the Rate Conversion Date; thereafter, quarterly on the 15 th day of January, April, July and October
Trade Date	July 19, 2007
Settlement Date	July 31, 2007
First Distribution Date	January 15, 2008
First Call Date	Callable at par on July 15, 2012; anytime thereafter
Rate Conversion Date	January 15, 2026
Final Maturity Date	December 15, 2055
Net Proceeds	$ 30,069,019.50
Gross Spread (per Share)	$0.7875
Management	$0.1575
Underwriting	$0.1300
Selling Concession	$0.5000
Reallowance	$0.4500
Titles & Distribution Wachovia Securities - 19.48% RBC Capital Markets - 80.52%

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus for free if you request it by calling Wachovia Capital Markets, LLC toll free at 1-888-215-4145.